UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2005

GENESIS HEALTHCARE CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	000-50351	20-0023783
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 East State Street, Kennett Square, PA 19348
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 610-444-6350

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.

     Convertible Senior Debentures

     On March 2, 2005, Genesis HealthCare Corporation (“GHC” or the “Company”) completed a private placement of $150.0 million aggregate principal amount of its 2.5% convertible senior subordinated debentures due 2025 to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”). The debentures were sold pursuant to a purchase agreement dated as of February 24, 2005 by and among GHC, certain domestic subsidiaries of GHC referred to therein, and the initial purchasers of the debentures. The debentures were issued pursuant to an indenture among GHC, certain domestic subsidiaries of GHC referred to therein, and the Bank of New York, as trustee. Subject to the terms of the indenture, the debentures are fully and unconditionally guaranteed on an unsecured senior subordinated basis by all of the domestic subsidiaries of GHC that currently guarantee the Company’s obligations under its 8% senior subordinated notes due 2013. The guarantee of the debentures by a subsidiary will be released upon the earliest to occur of (i) such subsidiary ceases to be a guarantor under GHC’s 8% senior subordinated notes, (ii) all of GHC’s 8% senior subordinated notes are no longer outstanding, and (iii) March 20, 2012. Under the terms of the Purchase Agreement, GHC has also granted the initial purchasers of the debentures an option to purchase up to an additional $30.0 million in aggregate principal amount of the debentures.

     The debentures, the guarantees and the underlying common stock, if any, issuable upon conversion of the debentures have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Pursuant to a registration rights agreement dated March 2, 2005 among GHC, certain domestic subsidiaries of GHC referred to therein, and the initial purchasers, GHC has agreed to register the debentures, the guarantees and the underlying common stock under the Securities Act within a specified time or pay additional amounts to the holders of the debentures. GHC will be required to pay additional interest on the debentures if it fails to comply with its obligations to register the debentures, the guarantees and the common stock issuable upon conversion of the debentures within certain specified time periods, or if the registration statement ceases to be effective or the use of the related prospectus is suspended for specified time periods.

     GHC intends to use (i) approximately $20.0 million of the proceeds of the offering to repurchase shares of its common stock from the intial purchasers of the debentures in negotiated transactions concurrently with the offering, (ii) approximately $119.7 million of the proceeds to repay outstanding borrowings under the term loan portion of its senior credit facility, and (iii) the balance for general corporate purposes, which may include repurchases of additional shares of common stock from time to time under GHC’s share repurchase program.

     The debentures bear interest at 2.5% per year and will mature on March 15, 2025. Interest will be payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2005.

     On or after March 20, 2010, GHC has the option to redeem the debentures for cash equal to the principal amount of the debentures to be redeemed, plus accrued and unpaid interest, including additional amounts, if any, subject to certain conditions. On March 15, 2012, March 15, 2015 and March 15, 2020, debentureholders may require GHC to repurchase all or a portion of their debentures for cash equal to the principal amount of the debentures tendered for purchase, plus accrued and unpaid interest, including additional amounts, if any.

     In addition, debentureholders may require GHC to repurchase all or a portion of the debentures on the occurrence of designated events, for cash at a repurchase price equal the principal amount, plus accrued and unpaid interest, including additional amounts, if any, plus, in the case of certain designated events that occur on or prior to March 20, 2010, a make whole premium, if any, payable solely in shares of GHC common stock. The designated events include certain change of control transactions, a liquidation or dissolution of GHC and the GHC common stock no longer being traded on a national securities exchange or the Nasdaq National Market.

     The debentures may be converted into cash and, depending on the circumstances at the time of conversion shares of GHC common stock. The initial conversion rate for the notes will be equivalent to 18.4493 shares of common stock per $1,000 principal amount of the debentures (which is based upon an initial conversion price equivalent to approximately $54.20 per share), subject to adjustment under certain circumstances.

     The debentures will be convertible:

o	during any calendar quarter commencing after June 30, 2005, and only during such calendar quarter, if the closing price of the GHC common stock exceeds 130% of the then-effective conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter; or

o	during the five business days immediately following any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of debentures for each day of such measurement period was less than 95% of the product of the closing price of the GHC common stock and the applicable conversion rate then in effect; provided, however, that the debentures may not be converted if on any day during such measurement period the closing price of GHC common stock was between 100% and 130% of the then current conversion price of the debentures; or

o	if the debentures have been called for redemption; or

o	upon the occurrence of specified corporate transactions, which include certain dividends and distributions to GHC’s shareholders; or

o	upon the occurrence of certain designated events, which include certain change of control transactions, a liquidation or dissolution of GHC and the common stock no longer being traded on a national securities exchange or the Nasdaq National Market.

     Subject to certain exceptions, once debentures are tendered for conversion, the value, or conversion value, of the cash and shares of GHC common stock, if any, to be received by a holder converting $1,000 principal amount of the debentures will be determined by multiplying the applicable conversion rate by the ten trading day average closing price of GHC common stock beginning on the second trading day immediately following the day on which the debentures are submitted for conversion. GHC will deliver the conversion value to holders as follows: (i) an amount in cash, referred to as the principal return, equal to the lesser of (x) the aggregate conversion value of the debentures to be converted and (y) the aggregate principal amount of the debentures to be converted, (ii) if the aggregate conversion value of the debentures to be converted is greater than the principal return, an amount in whole shares, referred to as the net shares, equal to such aggregate conversion value less the principal return, referred to as the net share amount, and (iii) an amount in cash in lieu of any fractional shares of GHC common stock. The number of net shares to be paid will be determined by dividing the net share amount by the ten trading day average closing price of GHC common stock beginning on the second trading day immediately following the day on which the debentures are submitted for conversion.

     The debebentures have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This Current Report on Form 8-K is neither an offer to sell nor a solicitation to buy any securities of GHC and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

     Amended and Restated Senior Credit Agreement

     On March 2, 2005, in connection with the offering of the debentures, GHC entered into an amended and restated senior credit agreement pursuant to which the Company refinanced the indebtedness under its existing senior credit agreement. The existing senior credit agreement provided for a revolving credit facility, with sub limits for swing loans and letters of credit, and term loans. The indebtedness under the existing senior credit agreement is guaranteed on a secured basis by substantially all of GHC’s domestic subsidiaries.

     The amended and restated senior credit agreement provides for a $125.0 million revolving credit facility, with sub limits for the issuance of letters of credit and for swing line loans. However, so long as GHC is not in default and if it finds lenders that are willing to commit, the amended and restated senior credit agreement will allow us to add up to $50.0 million of additional available credit under the revolver, subject to the approval of GHC’s board of directors. Each of GHC’s material U.S. subsidiaries provided guarantees of the indebtedness under the amended and restated senior credit agreement. GHC and the guarantors pledged substantially all of their personal property to secure the obligations under the amended and restated senior credit agreement, subject to certain exceptions agreed upon with the lenders. In addition, the mortgages that GHC and its subsidiaries provided under the prior credit agreement continue to secure the amended and restated senior credit agreement, but GHC is not required to provide additional mortgages except under certain limited circumstances. The amended and restated senior credit agreement has a five year term.

     GHC will pay interest on the outstanding loans under the amended and restated senior credit agreement at either a base rate plus a margin or at the London Interbank Offered Rate (LIBOR) plus a margin. Initially, that margin will be 0.50% for base rate loans and 1.50% for LIBOR loans. The margin will be adjusted, from time to time, depending on GHC’s leverage ratio. For LIBOR loans, the margin range is from 1.00% to 2.00%. For base rate loans, the margin range is from 0.00% to 1.00%. GHC will pay a commitment fee to the lenders on the unused portion of the revolving credit facility equal to 0.50% of the unused amount; that percentage will drop to 0.375% if GHC’s leverage ratio drops below 2.25 to 1.00.

     The agreements and instruments governing the amended and restated senior credit agreement contain various restrictive covenants that, among other things, restrict GHC’s ability to:

o	incur more debt;

o	pay dividends, purchase GHC common stock or make other distributions;

o	make payments in respect of subordinated debt;

o	make certain investments;

o	create liens;

o	enter into transactions with affiliates;

o	make acquisitions;

o	merge or consolidate; and

o	transfer or sell assets.

     In addition to the business covenants, the amended and restated senior credit agreement requires that GHC maintain compliance with certain financial covenants, including a Senior Leverage Ratio (as defined therein) of no more than 1.25 to 1.00, a Total Leverage Ratio (as defined therein) of no more than 4.00 to 1.00 and a Fixed Charge Coverage Ratio (as defined therein) of at least 2.00 to 1.00. There is also a limitation on the amount of capital expenditures that GHC may make.

     Among other things that could put GHC in default under the amended and restated senior credit agreement would be GHC’s failure to comply with its business covenants such as those described above, GHC’s failure to comply with financial covenants such as those described above, or other events of default as described in the amended and restated senior credit agreement. The events of default include, among other things, a default under other agreements respecting material indebtedness, a failure to make a payment under the amended and restated senior credit agreement, a change of control, a material misrepresentation to the lenders, a covenant default, an insolvency or bankruptcy of a guarantor or of us and certain material adverse changes arising out of licensing matters. If GHC is in default, among other things, it may not borrow money under the credit facility and the lenders may accelerate GHC’s debt and seek remedies against GHC and its assets.

     Amendment to 2003 Stock Incentive Plan

     At the 2005 Annual Meeting of Shareholders of GHC held on February 23, 2005, the shareholders of GHC approved an amendment to the 2003 Stock Incentive Plan to increase the number of shares of common stock available for issuance under the 2003 Stock Incentive Plan from 750,000 to 1,000,000. The purpose of GHC’s 2003 Stock Incentive Plan is to promote GHC’s long-term interests and those of its shareholders by providing a means of attracting and retaining directors, officers and other employees by providing rewards in the form of GHC’s common stock.

Item 2.03.      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance-Sheet Arrangement of a Registrant.

     See disclosure under Item 1.01 of this Current Report on Form 8-K, which is incorporated by reference in this Item 2.03.

Item 3.02.      Unregistered Sales of Equity Securities.

     See disclosure under Item 1.01 of this Current Report on Form 8-K, which is incorporated by reference in this Item 3.02.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2005		GENESIS HEALTHCARE CORPORATION

	By:	/s/ George V. Hager, Jr.

Name: George V. Hager, Jr.
Title: Chief Executive Officer and Chairman of the Board